Exhibit 4.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $550,000.00	Issue Date: December 31, 2009

5% UNSECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Greenchek Technology, Inc., a Nevada corporation (the “Company”, “Greenchek”, or “Borrower”), promises to pay to Gold Spread Trading Limited, Vienna Management Limited and, Quartermaine, Asquith and Associates Limited (collectively, the “Noteholders” or “Lenders” and each, a “Noteholder” or Lender), or to its order, the principal sum of $550,000 (the “Principal Amount”), together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire Outstanding Amount (as defined in Section 1 below) is paid in full.

1. Maturity. The aggregate Principal Amount, together with all accrued interest and penalties thereon and expenses incurred by the Lender in connection herewith (cumulatively, the “Outstanding Amount”), shall be due and payable in full on the earliest to occur of (the earliest of such events, the “Maturity Date”): (i) June 30, 2011 and (ii) the automatic acceleration of this Note upon the occurrence of an Event of Default.

2. Interest. Interest shall accrue on the then outstanding principal balance of this Note at a fixed interest rate per annum equal to 5%. Accrued interest shall be payable in cash in arrears on the last day of each calendar quarter commencing on March 31, 2010, until the outstanding principal balance is paid in full. If at any time the principal balance of this Note shall be paid in full, then all accrued interest shall be payable at the time of such principal payment.  In the case of an Event of Default (Section 6), interest shall accrue on the then outstanding principal balance of this Note at a fixed interest rate per annum equal to 8% until such Event of Default is cured.

3. Conversion.

3.1. Optional Conversion. At any time on or prior to the Maturity Date, the outstanding principal balance of this Note and any accrued but unpaid interest thereon may, at the sole option of the Lender, be converted, in whole or in part, into fully paid and non-assessable shares of Greenchek’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price equal to $0.02 per share (the “Conversion Price”), subject to adjustment as set forth herein.  Conversions can only be made in minimum increments of 50,000 shares.

3.2. Mechanics of Conversion. The Lender shall notify the Borrower of its election to convert all or part of this Note in accordance with Section 3.1. The Borrower shall, as soon as practicable but in no event later than five days following its receipt of such notice, issue and deliver to Lender a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fractional share in accordance with Section 3.3. This Note shall be deemed to have been converted and a certificate or certificates for shares of Common Stock shall be deemed to have been issued, and the Lender or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the date said notice is received by the Borrower. If this Note shall have been converted in part, the Borrower shall, at the time of delivery of said certificate or certificates, deliver to the Lender a new Note evidencing the remaining outstanding principal balance of this Note, which new Note shall in all other respects be identical with this Note. Upon conversion of this Note in full, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on such conversion date, except only the right of the Lender to receive the shares of Common Stock to which it is entitled as a result of the conversion.

3.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Lender would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the Conversion Price.

3.4. Subdivision or Combination of Common Stock. If Greenchek at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise), its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if Greenchek at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3.5. Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of Greenchek with or into another entity (other than a merger or reorganization involving only a change in the state of incorporation of Greenchek), or the sale of all or substantially all of Greenchek’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that Lender shall thereafter be entitled to receive the number of shares of stock or other securities or property of Greenchek or of the successor corporation resulting from the merger, consolidation or sale, to which the Lender would have been entitled if the Lender had converted this Note immediately prior thereto.

3.6. Notice of Adjustment to Conversion Price. Upon any adjustment or other change relating to the Conversion Price or the securities issuable upon the conversion of this Note, then, and in each such case, the Borrower shall give written notice thereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities issuable at such price upon the conversion of this Note setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.7. Reservation of Shares. Greenchek covenants that it will at all times until this Note is paid or converted in full under the terms hereof reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issue upon conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note.

3.8. Notice to Allow Conversion. If (A) Greenchek shall declare a dividend (or any other distribution in whatever form, (B) Greenchek shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Greenchek shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Greenchek shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Greenchek is a party, any sale or transfer of all or substantially all of the assets of Greenchek, any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or any transaction described in Section 3.5 of this Note or (E) Greenchek shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Greenchek, then, in each case, Greenchek shall deliver to the Lender, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder is entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

3.9 Registration Rights.  The Lender will be entitled to the benefits of a Registration Rights Agreement between the Company and the Lender (the “Registration Rights Agreement”).

3.10 Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the issued and outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.5 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the amount of the Note which is convertible shall be the responsibility and obligation of the Holder.  The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Borrower.  The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

4. Optional Borrower Redemption. At any time from or after December 31, 2009, the Borrower shall have the right to redeem this Note for a price equal to the Outstanding Amount.   Borrower shall give Lender 20 days advance notice of its intention to redeem and Lender shall have the right to convert this Note pursuant to Section 3.1 during such 20 day period.

5. Usury.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law.

6. Event of Default. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Lender hereof, make all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

6.1 Failure to Pay Principal or Interest.  The Borrower fails to pay any principal, interest or other sum due under this Note when due.

6.2 Breach of Covenant.  The Borrower breaches any material covenant or other material term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Lender.

6.3 Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Issue Date.

6.4 Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

6.5 Cessation of Operations. Any cessation of operations by Borrower or Borrower is otherwise generally unable to pay its debts as such debts become due.

6.6 Maintenance of Assets. The failure by Borrower to maintain any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

6.7 Merger. The merger, consolidation or reorganization of Borrower with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of Borrower by Borrower or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Borrower immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of Borrower or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

6.8 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower if such receiver or trustee is not dismissed within thirty (30) days of appointment.

6.9 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $10,000.

6.10 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

6.11 Delisting. Failure of the Borrower’s Common Stock to be listed for trading or quotation on the OTCBB for any reason.

6.12 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $5,000 after the due date and any applicable cure period.

6.13 Stop Trade.  An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Borrower’s Common Stock that lasts for five (5) or more consecutive trading days.

6.14 Failure to Deliver Common Stock or Replacement Note.  The Borrower’s failure to deliver Common Stock to the Lender pursuant to and in the form required by this Note, or, if required, a replacement Convertible Note more than five (5) business days after the required delivery date of such Common Stock or replacement Convertible Note.

6.15 Reservation Default.   The failure by the Borrower to have reserved for issuance upon conversion of the Note the number of shares of Common Stock as required in Section 3.7.

6.16 Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Lender are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

6.17 Reverse Splits.   The Borrower effectuates a reverse split of its Common Stock without twenty days prior written notice to the Lender, and written permission from the Lender.

6.18 Financial Statement Restatement.   The restatement of any financial statements filed by the Borrower for any date or period from two years prior to the Issue Date of this Note, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

6.19 Other Note Default. The occurrence of any Event of Default under any Other Note.

7. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Greenchek Technology, Inc. 101 California Street Suite 2450 San Francisco, CA 94111, with a copy by telecopier only to: David Lubin and Associates, PLLC. Attn: Mr. David Lubin, telecopier: +(516) 887-8250, and (ii) if to the Holders, to: Quartermaine, Asquith and Associates, 1301 Bank of America Tower, 12 Harcourt Road, Central Hong Kong, SAR, with a copy by telecopier only to Mr. Raymond Choi +011-852-2115-9818.

8. Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

9. Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

10. Governing Law.  This Note shall be governed by and construed in accordance with the laws of Hong Kong.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the courts of Hong Kong.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.   Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favour of the Holder.

11. Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 5th day of January, 2010.

GREENCHEK TECHNOLOGY, INC.

By:	/s/ Lincoln Parke
Name: Lincoln Parke,
Title: President

        Noteholder: ___/s/ Li Kwok Chan___________________
Gold Spread Trading Limited

  Noteholder: ___/s/ Li Chi Wah___________________
Vienna Management Limited

Noteholder: __/s/ Li Chi Wah___________________
                Quartermaine, Asquith and Associates